SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 4, 2005

Petroleum Development Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada                                0-7246                                95-2636730

(State or Other Jurisdiction        (Commission                       (IRS Employer

of Incorporation)                        File Number)                     Identification No.)

103 East Main Street; Bridgeport, WV    26330

(Address of Principal Executive Offices)

Registrant's telephone number, including area code    304-842-3597

no change

(Former Name or Former Address, if Changed Since Last Report

Item 1.01.       Entry into a Material Definitive Agreement.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

            On November 4, 2005, Petroleum Development Corporation ("PDC"), as borrower, and JPMorgan Chase Bank, N.A. and BNP Paribas, as lenders (collectively, the "Lenders"), entered into an amended and restated credit agreement (the "Credit Facility").  The Credit Facility, which will expire in 2010, replaces and supersedes the former credit agreement with the Lenders, dated July 3, 2002, as extended as of April 30, 2004.  The Credit Facility is a five-year senior revolving credit facility and provides for as much as $200 million in borrowing capacity, depending upon a number of factors, such as the projected value of PDC's proven oil and gas assets.  The initial total borrowing base will be a maximum of $125 million.  The borrowing base for the Credit Facility, at any time, will be the loan value assigned to the proved reserves attributable to PDC's and its subsidiaries' oil and gas interests, either directly or indirectly through ownership of partnership interests in sponsored partnerships.  The borrowing base will be redetermined on a semi-annual basis, based upon an engineering report delivered by PDC.  The Credit Facility is available for working capital requirements, capital expenditures, acquisitions, general corporate purposes, and to support letters of credit.

            PDC may, from time to time, borrow, repay and re-borrow principal amounts under the Credit Facility.  Outstanding principal amounts bear interest at a varying interest rate that fluctuates with the prime rate (or the Federal funds rate plus a premium), or at the election of PDC, at a rate equal to the rate for dollar deposits in the London interbank market for certain time periods.  Additionally, commitment fees, and other bank fees charged as a component of interest, vary with PDC utilization of the facility.

            The Credit Facility is secured by a pledge of the stock of certain of PDC's subsidiaries and mortgages of certain producing oil and gas properties and contains customary affirmative and negative covenants such as minimum/maximum ratios for liquidity and leverage.  The various limited partnerships sponsored by PDC and for which PDC acts as managing general partners are not guarantors of the Credit Facility.

Item 9.01.       Financial Statements and Exhibits.

(d)        Exhibits.

10.1     Amended and Restated Credit Agreement among Petroleum Development Corporation, as borrower, and JPMorgan Chase Bank, N.A. and BNP Paribas, as lenders, dated November 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petroleum Development Corporation

Date  November 4, 2005

By  /s/ Darwin L. Stump

        Darwin L. Stump

        Chief Financial Officer